Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact: Kris Marubio
	Levi Strauss & Co.	Levi Strauss & Co.
	(800) 438-0349	(415) 501-6709
	cogle@levi.com	kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND

FISCAL-YEAR 2011 FINANCIAL RESULTS

Fourth-Quarter Net Revenues Up 4% and Full-Year Net Revenues Up 8%

SAN FRANCISCO (February 7, 2012) – Levi Strauss & Co. (LS&Co.) today announced financial results for the fourth quarter and fiscal year ended November 27, 2011.

Highlights include:

($ millions)	Three Months Ended Nov. 27, 2011	Three Months Ended Nov. 28, 2010	Fiscal Year Ended Nov. 27, 2011	Fiscal Year Ended Nov. 28, 2010
Net revenues	$1,344	$1,290	$4,762	$4,411
Net income	$44	$86	$138	$157

The company’s net revenues grew in each geographic region in fiscal year 2011, primarily due to the strength of the Levi’s® brand and its global store network. Fourth-quarter net revenues were up 4 percent on a reported basis compared to the same period in the prior year and full-year net revenues were up 8 percent on a reported basis from the prior year. Fourth quarter net income decreased from the prior year due to the company’s lower gross margin in the fourth quarter of 2011 and a $32 million increase in income taxes, primarily reflecting a $34 million tax benefit recorded in the fourth quarter of 2010.

“In the face of stiff cost and economic headwinds, Levi Strauss & Co. grew the top-line for the second year in a row,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “As we move forward, we need to build on this momentum and on our global scale, strong brands and innovation pipeline, while improving profitability and cash flow to deliver sustainable long-term growth.”

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LS&Co. FY 2011 Results/Add Two

February 7, 2012

Fourth Quarter 2011 Highlights

•

Gross profit in the fourth quarter was $624 million compared with $647 million for the same period in 2010. Gross margin for the fourth quarter was 46 percent of net revenues compared with 50 percent of net revenues in the fourth quarter of 2010. The decline in gross margin resulted from the adverse impact of higher priced-cotton, which was not fully offset by the company’s price increases, and increased sales to the discount channel to manage inventory.

•

Selling, general and administrative (SG&A) expenses for the fourth quarter increased to $532 million compared with $528 million in the same period of 2010, primarily reflecting expenses associated with organizational changes and the company’s investment in information technology.

•	Operating income for the fourth quarter decreased to $92 million compared with $119 million for the same period of 2010, due primarily to the decline in gross margin.

Regional Overview

Regional net revenues for the fourth quarter were as follows:

			% Increase
Net Revenues ($ millions)	Three Months Ended November 27, 2011	Three Months Ended November 28, 2010	As Reported	Constant Currency
Americas	$807	$772	4%	5%
Europe	$306	$300	2%	2%
Asia Pacific	$231	$218	6%	7%

•	Higher net revenues in the Americas primarily resulted from price increases and continued growth in the Levi’s® retail business, which offset a decline in the U.S. Dockers® brand.

•	Net revenues grew in Europe from expansion of the company-operated retail network.

•

Net revenues in Asia Pacific increased for the Levi’s® and Denizen® brands, including the expansion of the company’s brand-dedicated retail network. The growth in the region was partially offset by lower net revenues in Japan.

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LS&Co. FY 2011 Results/Add Three

February 7, 2012

“Our fiscal 2011 results reflect the impact of higher cotton prices and the difficult economic environment,” said Blake Jorgensen, chief financial officer of Levi Strauss & Co. “We are focused on operating our business with discipline and improving our cash flow to help us navigate the challenges ahead.”

Fiscal Year 2011 Highlights

•

Gross profit for the fiscal year increased to $2,292 million compared with $2,223 million in 2010, as the increase in net revenues and a favorable currency impact offset the decline in gross margin. Gross margin was 48 percent of revenues for the year compared with 50 percent of revenues in 2010.

•

SG&A expenses increased to $1,956 million for 2011 compared with $1,842 million in the prior year, primarily reflecting expenses associated with retail store expansion, the company’s investment in global information technology and organizational changes.

•	Operating income for 2011 was $336 million compared to $381 million the prior year, due to the lower gross margin and higher SG&A.

Cash Flow and Balance Sheet

The company ended the fourth quarter with cash and cash equivalents of $205 million and unused availability under its credit facility of $495 million. Cash provided by operating activities declined to $2 million for 2011, compared with $146 million for 2010, primarily due to the higher cost of cotton. As a result, the company borrowed against its credit facility to fund working capital, and ended the fiscal year with net debt of $1.8 billion as compared to $1.6 billion at the end of 2010.

Investor Conference Call

The company’s fourth-quarter and full-year 2011 investor conference call will be available through a live audio webcast at http://www.levistrauss.com/investors today, February 7, 2012, at 1 p.m. PST/4 p.m. EST or via the following phone numbers: 800-891-4735 in the United States and Canada, or 973-200-3066 internationally; I.D. No. 45715814. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through February 14, 2011, at 800-585-8367; I.D. No. 45715814.

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LS&Co. FY 2010 Results/Add Four

February 7, 2012

Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2011, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of November 27, 2011, the company operated 498 stores within 32 countries. Levi Strauss & Co.’s reported fiscal 2011 net revenues were $4.8 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 27, 2011	November 28, 2010
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$204,542	$269,726
Trade receivables, net of allowance for doubtful accounts of $22,684 and $24,617	654,903	553,385
Inventories:
Raw materials	7,086	6,770
Work-in-process	9,833	9,405
Finished goods	594,483	563,728

Total inventories	611,402	579,903
Deferred tax assets, net	99,544	137,892
Other current assets	172,830	110,226

Total current assets	1,743,221	1,651,132
Property, plant and equipment, net of accumulated depreciation of $731,859 and $683,258	502,388	488,603
Goodwill	240,970	241,472
Other intangible assets, net	71,818	84,652
Non-current deferred tax assets, net	613,161	559,053
Other non-current assets	107,997	110,337

Total assets	$3,279,555	$3,135,249

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$154,747	$46,418
Current maturities of capital leases	1,714	1,777
Accounts payable	204,897	212,935
Other accrued liabilities	256,316	275,443
Accrued salaries, wages and employee benefits	235,530	196,152
Accrued interest payable	9,679	9,685
Accrued income taxes	9,378	17,115

Total current liabilities	872,261	759,525
Long-term debt	1,817,625	1,816,728
Long-term capital leases	1,999	3,578
Postretirement medical benefits	140,108	147,065
Pension liability	427,422	400,584
Long-term employee related benefits	75,520	102,764
Long-term income tax liabilities	42,991	50,552
Other long-term liabilities	51,458	54,281

Total liabilities	3,429,384	3,335,077

Commitments and contingencies
Temporary equity	7,002	8,973

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,354,021shares and 37,322,358 shares issued and outstanding	374	373
Additional paid-in capital	29,266	18,840
Retained earnings	150,770	33,346
Accumulated other comprehensive loss	(346,002)	(272,168)

Total Levi Strauss & Co. stockholders’ deficit	(165,592)	(219,609)
Noncontrolling interest	8,761	10,808

Total stockholders’ deficit	(156,831)	(208,801)

Total liabilities, temporary equity and stockholders’ deficit	$3,279,555	$3,135,249

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended November 27, 2011	Year Ended November 28, 2010	Year Ended November 29, 2009
	(Dollars in thousands)
Net sales	$4,674,426	$4,325,908	$4,022,854
Licensing revenue	87,140	84,741	82,912

Net revenues	4,761,566	4,410,649	4,105,766
Cost of goods sold	2,469,327	2,187,726	2,132,361

Gross profit	2,292,239	2,222,923	1,973,405
Selling, general and administrative expenses	1,955,846	1,841,562	1,595,317

Operating income	336,393	381,361	378,088
Interest expense	(132,043)	(135,823)	(148,718)
Loss on early extinguishment of debt	(248)	(16,587)	—
Other income (expense), net	(1,275)	6,647	(39,445)

Income before income taxes	202,827	235,598	189,925
Income tax expense	67,715	86,152	39,213

Net income	135,112	149,446	150,712
Net loss attributable to noncontrolling interest	2,841	7,057	1,163

Net income attributable to Levi Strauss & Co.	$137,953	$156,503	$151,875

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended November 27, 2011	Year Ended November 28, 2010	Year Ended November 29, 2009
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$135,112	$149,446	$150,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	117,793	104,896	84,603
Asset impairments	5,777	6,865	16,814
Gain on disposal of property, plant and equipment	(2)	(248)	(175)
Unrealized foreign exchange (gains) losses	(5,932)	(17,662)	14,657
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	9,548	16,342	50,760
Employee benefit plans’ amortization from accumulated other comprehensive loss	(8,627)	3,580	(19,730)
Employee benefit plans’ curtailment loss, net	129	106	1,643
Noncash loss (gain) on extinguishment of debt, net of write-off of unamortized debt issuance costs	226	(13,647)	—
Amortization of deferred debt issuance costs	4,345	4,332	4,344
Stock-based compensation	8,439	6,438	7,822
Allowance for doubtful accounts	4,634	7,536	7,246
Deferred income taxes	16,153	31,113	(5,128)
Change in operating assets and liabilities:
Trade receivables	(116,003)	(30,259)	27,568
Inventories	(6,848)	(148,533)	113,014
Other current assets	(39,231)	(20,131)	5,626
Other non-current assets	4,780	(7,160)	(11,757)
Accounts payable and other accrued liabilities	(55,300)	39,886	(58,185)
Income tax liabilities	(15,242)	6,330	(3,377)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(55,846)	(12,128)	6,789
Other long-term liabilities	(2,358)	19,120	(4,452)
Other, net	301	52	(11)

Net cash provided by operating activities	1,848	146,274	388,783

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(130,580)	(154,632)	(82,938)
Proceeds from sale of property, plant and equipment	171	1,549	939
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(9,548)	(16,342)	(50,760)
Acquisitions, net of cash acquired	—	(12,242)	(100,270)
Other	(1,000)	(114)	—

Net cash used for investing activities	(140,957)	(181,781)	(233,029)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	909,390	—
Repayments of long-term debt and capital leases	(1,848)	(866,051)	(72,870)
Proceeds from senior revolving credit facility	305,000	—	—
Repayments of senior revolving credit facility	(213,250)	—	—
Short-term borrowings, net	19,427	27,311	(2,704)
Debt issuance costs	(7,307)	(17,546)	—
Restricted cash	(3,803)	(700)	(602)
Repurchase of common stock	(489)	(78)	—
Dividends to noncontrolling interest shareholders	—	—	(978)
Dividend to stockholders	(20,023)	(20,013)	(20,001)

Net cash provided by (used for) financing activities	77,707	32,313	(97,155)

Effect of exchange rate changes on cash and cash equivalents	(3,782)	2,116	1,393

Net (decrease) increase in cash and cash equivalents	(65,184)	(1,078)	59,992
Beginning cash and cash equivalents	269,726	270,804	210,812

Ending cash and cash equivalents	$204,542	$269,726	$270,804

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$129,079	$147,237	$135,576
Income taxes	56,229	52,912	56,922

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.